UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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International Flavors & Fragrances Inc.

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FOR IMMEDIATE RELEASE Contact: Michael DeVeau Head of Investor Relations and Communications & Divisional CFO, Scent 212.708.7164 Michael.DeVeau@iff.com

IFF to Hold Virtual Annual Meeting of Shareholders for 2020 on May 6

New York, N.Y., (April 21, 2020)-IFF (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF), a leading innovator of taste, scent, and nutrition, announced today that its 2020 annual meeting of shareholders has been changed to a virtual-only meeting due to public health concerns over the COVID-19 outbreak and the health and safety of their shareholders and employees. As previously announced, the meeting will be held on May 6, 2020, at 10:00 a.m. EDT. Shareholders will not be able to attend the meeting physically in person.

How to Participate in the Virtual Meeting

As described in the proxy materials for the annual meeting, shareholders of record as of March 10, 2020, are entitled to participate in the annual meeting. To attend and participate in the virtual annual meeting, shareholders must visit www.virtualshareholdermeeting.com/IFF. To be admitted to the meeting, shareholders must enter the voting control number found on their proxy card, voting instruction form, or other proxy materials. Once admitted, shareholders may listen to the meeting, submit questions and vote.

Instructions on how to attend, participate in and vote at the virtual annual meeting will be available at www.virtualshareholdermeeting.com/IFF. Whether or not shareholders plan to attend the virtual-only annual meeting, IFF urges shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials.

Welcome to IFF

At IFF (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF), we’re using Uncommon Sense to create what the world needs. As a collective of unconventional thinkers and creators, we put science and artistry to work to create unique and unexpected scents, tastes, experiences and ingredients for the products our world craves. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.